EXHIBIT 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

CAPRIUS, INC. SUBSIDIARY COMPLETES CUSTOM LEASING ARRANGEMENTS FOR ITS STERIMED SYSTEMS

Hackensack, NJ –April 16, 2008 – Caprius, Inc. (OTCBB:CAPS) announced today that its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”),  recently completed the sale of  multiple units of its SteriMed Systems for the on-site disinfection of infectious medical waste through a leasing transaction with Macquarie Equipment Financing, LLC (“Macquarie Equipment Financing”).

In working to satisfy the leasing requirements of an important customer, MCM was able to offer an innovative and flexible approach afforded to MCM by Macquarie Equipment Financing. This allowed MCM to offer the option of an attractively priced operating lease at a time of tightened capital budgets. In addition, by utilizing a series of master leases, this arrangement affords MCM’s customer the opportunity to add additional units in the future.

Jonathan Joels, Caprius’ CFO stated, “We are extremely pleased to have completed this transaction with Macquarie Equipment Financing.  We needed to not only offer our customer a competitive lease rate, but also work with a team who had the ability to accommodate the needs of an important customer for our SteriMed Systems.  The team at Macquarie Equipment Financing, while new to the medical waste business, has a history of long-term, established relationships with industry leading manufacturers, vendors and dealers and we hope this transaction will be the first of many with them. We anticipate that leasing will form a large part of our business in the U.S. as it offers our customers a simple way to reduce their current expenditures, control their future costs, and, at the same time, avoid the need for any upfront capital expenditures.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc.  The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste.  The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly.  The MCM patented technology offers an alternative to hauling and incinerating medical waste.  Industry analysts estimate the medical waste market to be approximately $3 billion in the U.S. and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions.  The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements.  You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources.  While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

# # #

Contact:
Beverly Tkaczenko
Director, Corporate Communications
Caprius, Inc.
Tel: (201) 342-0900, ext. 307
Email: beverlyt@caprius.com